EXHIBIT 99.2

ALTEVA, LLC

Interim Unaudited Condensed Financial Statements

June 30, 2011 and June 30, 2010

Interim Unaudited Condensed Financial Statements

Interim Unaudited Condensed Balance Sheets at June 30, 2011 and December 31, 2010	1

Interim Unaudited Condensed Statements of Operations for six months ended June 30, 2011 and 2010	2

Interim Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 2011 and 2010	3

Notes to Interim Unaudited Condensed Financial Statements	4-7

Alteva, LLC
Interim Unaudited Condensed Balance Sheets

	June 30, 2011	December 31, 2010

Assets
Current assets
Cash	$91,947	$842,817
Accounts receivable, net of allowance for doubtful accounts of $25,000 and $25,000 as of June 30, 2011 and December 31, 2010, respectively.	706,730	705,676
Inventory	199,869	210,391
Prepaid expenses	64,229	104,883
Total current assets	1,062,775	1,863,767

Property and equipment, net	554,447	535,695
Intangible assets, net	514,709	466,256
Other assets	108,127	92,485
	$2,240,058	$2,958,203

Liabilities and Members' Equity
Liabilities
Current liabilities
Current portion of long-term debt	$153,466	$53,288
Current maturities of capital lease obligations	250,402	245,543
Current portion of convertible debt, net of discount of $10,628 and $10,366 as of June 30, 2011 and December 31, 2010, respectively.	--	--
Accounts payable	617,936	679,193
Accrued expenses	120,348	161,394
Accrued sales and use taxes	55,608	67,261
Other current liabilities	24,103	44,910
Derivative liability	82,897	82,897
Deferred revenues	45,040	33,719
Loans payable - members	--	119,105
Total current liabilities	1,349,800	1,487,310

Long term liabilities
Long term debt, net of current portion	288,920	391,885
Capital lease obligations, net of current maturities	181,986	208,382
Convertible debt, net of current portion, and discount of $49,241 and $69,210 as of June 30, 2011 and December 31, 2010, respectively.	207,593	192,983
Total liabilities	2,028,299	2,280,560

Members’ equity	211,759	677,643

	$2,240,058	$2,958,203

The notes to financial statements are an integral part of these interim unaudited condensed financial statements.

Alteva, LLC
Interim Unaudited Condensed Statements of Operations

	Six Months Ended June 30,
	2011	2010

Revenues	$3,419,048	$2,930,759

Cost of sales	1,182,321	1,191,320

Gross profit	2,236,727	1,739,439

Operating expenses:
Wages	1,315,664	861,941
Benefits and Taxes	166,308	116,724
Sales	255,859	167,935
Marketing	121,462	80,703
Engineering	24,357	32,464
Customer support	31,210	26,240
General and administrative	495,751	193,806
Depreciation and amortization	172,529	162,225
Total operating expenses	2,583,140	1,642,038

Operating income	(346,413)	97,401

Interest expense	119,471	111,003

Net Loss	$(465,884)	$(13,602)

The notes to financial statements are an integral part of these interim unaudited condensed financial statements.

Alteva, LLC
Interim Unaudited Statements of Cash Flows

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(465,884)	$(13,602)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation and amortization	172,529	162,225
Bad debt expense	5,412	17,761
Amortization of debt discount	19,708	--
Changes in:
Accounts receivable	(6,466)	(168,785)
Inventory	10,522	(126,801)
Prepaid expenses	40,654	36,934
Accounts payable	(61,257)	89,675
Accrued expenses	(41,046)	(14,066)
Accrued sales and use taxes	(11,653)	48,114
Other current liabilities	(20,807)	70,092
Deferred revenues	11,321	--
Net cash (used in) provided by operating activities	(346,967)	101,547

Cash flows from investing activities:
Purchase of equipment and licenses	(229,734)	(157,701)
(Decrease) increase in other assets	(25,642)	81,221
Net cash used in investing activities	(255,376)	(76,480)

Cash flows from financing activities:
Repayment of member loans	(119,105)	--
Proceeds from capital leases	239,111	245,581
Principal payments on capital leases	(260,648)	(181,867)
Principal payments on convertible debt	(5,098)	--
Principal payments on long term debt	(2,787)	(4,828)
Net cash (used in) provided by financing activities	(148,527)	58,886

Net change in cash and cash equivalents	(750,870)	83,953

Cash and cash equivalents at beginning of period	842,817	39,274

Cash and cash equivalents at end of period	91,947	123,227

Schedule of supplemental cash flow information:
Cash paid for interest	119,471	111,003

The notes to financial statements are an integral part of these interim unaudited condensed financial statements.

Alteva, LLC
Notes to Interim Unaudited Condensed Financial Statements
June 30, 2011 and 2010

NOTE 1 – SUMMARY OF SIGNIFICANT POLICIES

Business Description

Alteva, LLC (“Alteva” or the “Company”), is incorporated as a New Jersey limited liability company.  Alteva delivers cloud-based unified communications services under a non-cancellable License Agreement (“License”) both domestically and internationally.  Alteva provides call routing/voice over IP services (VoIP PBX), messaging and web-based collaboration through Microsoft communication services, fixed mobile convergence and advanced communications applications for the desktop.  The Company’s customers are primarily based in the United States.  Certain customers have locations outside the United States which represents less than 1% of total revenues.

Basis of Presentation

The accompanying interim unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In management's opinion, the accompanying interim unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of June 30, 2011, the results of operations for the six months ended June 30, 2011 and June 30, 2010, and cash flows for the six months ended June 30, 2011 and June 30, 2010. Certain information and disclosures normally included in the notes to the annual financial statements prepared in accordance with GAAP have been omitted from these interim condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the fiscal year ended December 31, 2010. The condensed consolidated balance sheet as of December 31, 2010 was derived from the Company's audited consolidated financial statements and does not include all disclosures required by GAAP.

Fair Value of Financial Instruments

As of June 30, 2011 and December 31, 2010, the Company's financial instruments consisted of cash, accounts payable and accrued expenses, convertible notes payable, notes payable, capitalized lease obligations and derivative liability.  The Company believes that the carrying values of cash, accounts payable and accrued expenses at June 30, 2011 and December 31, 2010 approximated fair value due to their short-term maturity.  Based on the borrowing rates and terms currently available to the Company for loans of similar terms, the Company has determined that the carrying value of convertible notes payable and loans payable approximates fair value.  The Company has determined that the carrying value of the derivative liability approximates fair value based on the Black Scholes pricing model.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates made by management include the estimated useful life and carrying value of property and equipment; valuation allowances for receivables and third-party software license inventory held for customer licensing.

Alteva, LLC
Notes to Interim Unaudited Condensed Financial Statements
June 30, 2011 and 2010

NOTE 1 – SUMMARY OF SIGNIFICANT POLICIES (continued)

Use of Estimates (continued)

At June 30, 2011 and December 31, 2010, the Company estimates that the value of its derivative liability approximates $82,900.  Changes in the valuation of the derivative liability are reported in other income (expense) in the Statement of Operations.

Revenue Recognition

The Company licenses its services under a non-cancellable “License Agreement” with its customers generally for a one year term, and accordingly, revenue is recognized when all of the following conditions are met:

• There is pervasive evidence of an arrangement;
• The service has been provided to the customer;
• The collection of the fees is reasonably assured; and
• The amount of fees to be paid by the customer is fixed or determinable.

License revenue and related usage and data access fees, including certain activation fees are billed and the revenue recognized monthly through the end of the contract term, which is currently one year.  Amounts that have been invoiced are recorded in accounts receivable and in deferred revenues or revenues, depending on whether the revenue recognition criteria have been met.

Equipment such as routers and telephone handsets and certain one-time implementation revenue are recognized when sold or services have been provided.

Cost of Revenue

Cost of revenue includes direct costs such as license fees, phone line usage fees, internet access charges and labor, associated with customer implementation and support costs to provide post implementation support services.  Additionally, all the costs of the IT infrastructure, which is outsourced, are charged to cost of revenues.

NOTE 2 – PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost, consisted of the following at:

	June 30, 2011	December 31, 2010

Network equipment	$481,157	$481,157
Computer software for internal use	173,381	160,343
Computer equipment	219,349	195,386
Furniture & fixtures	37,396	37,396
Telephone equipment	45,215	45,215
Leasehold improvements	162,448	162,448

	1,118,946	1,081,945
Less accumulated depreciation & amortization	564,499	546,250

	$554,447	$535,695

NOTE 3 – INTANGIBLE ASSETS

Intangible assets consist of software licenses, which are licensed to customers with estimated lives of six years consisted of the following at:

	June 30, 2011	December 31, 2010

Other intangible assets	$1,000,309	$815,577
Less: Accumulated amortization	485,600	349,321
Intangible assets, net	$514,709	$466,256

Alteva, LLC
Notes to Interim Unaudited Condensed Financial Statements
June 30, 2011 and 2010

NOTE 4 – LONG-TERM DEBT

Long-term debt consisted of the following at:	June 30, 2011	December 31, 2010
8% PIDC Note dated August 21, 2009	$242,386	$245,173
13% Kalandia Note dated October 15, 2010	200,000	200,000
Total	442,386	445,173

Less current portion	153,466	53,288
Total long-term debt	$288,920	$391,885

8% PIDC Note

On August 21, 2009, the Company entered into a Secured Loan Agreement with PIDC to borrow up to $250,000 payable over 60 months with equal monthly installments of $2,091, (using a two hundred forty month amortization schedule) with a balloon payment of approximately $218,184 on or before March 1, 2015.  The loan bears interest at 8% per annum.  The Company borrowed $211,400 in December 2009 and $38,600 in January 2010 with the monthly installment commencing February 1, 2010.  The loan provides for a prepayment fee of ½ of 1% for early satisfaction of loan.  Additionally, in the event of a sale or merger or an early satisfaction of the loan, a premium payment of $140,000 is due PIDC.  The loan is secured by certain personal property of the Company along with a third mortgage guarantee against the personal residence of a Founder of the Company.

13% Kalandia Note

On October 15, 2010, the Company borrowed $200,000 from a private investor/employee for a term of two years.  Payment terms provide for the first year interest only payable in advance at 13% with principal and interest payments commencing October 16, 2011 over the remaining twelve month term.  The loan is secured by personal guarantees individually and collectively from each of the founders and officers of the Company and their spouses.

NOTE 5 – CONVERTIBLE NOTE PAYABLE

On May 14, 2007, the Company entered into a Convertible Promissory Note Agreement (the "Note Agreement") with PIDC Local Development Corporation (“PIDC”), to borrow $300,000 at 5% payable over 60 months with equal monthly installments of $1,979.87, (using a two hundred forty month amortization schedule) with a balloon payment of approximately $250,365 due on or before February 1, 2013.  The loan is secured by a third mortgage against the personal residence of a founder of the Company.  Additionally, if the Company is sold or merged prior to the maturity date at a value greater than $5,250,000 then the balance of the loan is due at closing of the transaction plus a premium payment of $120,000.   In the event there is a change of control of more 50% of the outstanding membership units or a sale of 20% of Founders’ shares, or the Company receives at least $1,000,000 of gross sale proceeds from a financing transaction, PIDC, at its election, may convert the outstanding principal into non-voting membership units at the per unit price of such financing transaction.  The Note Agreement also includes various covenants, which the Company was in compliance with at June 30, 2011.

The convertible note was issued with a $82,897 discount relating to the fair value ascribed to the warrants utilizing the Black Scholes method.  The discount is being amortized, using the interest method over the life of the note.  Amortization expense was $19,708 and $0 for the six months ended June 30,2011 and 2010, respectively.

The convertible note payable at June 30, 2011 and December 31, 2010 consisted of the following:

	June 30, 2011	December 31, 2010
Convertible note payable	$267,462	$272,559
Unamortized discount	59,869	79,576
Convertible note payable, net	207,593	192,983
Current portion of convertible note payable, net	—	—
Total long-term portion, net	$207,593	$192,983

Alteva, LLC
Notes to Interim Unaudited Condensed Financial Statements
June 30, 2011 and 2010

NOTE 6 – CAPITAL LEASES

Assets financed under capital lease agreements are included in property and equipment in the balance sheet and related depreciation and amortization expense is included in the statements of operations.

The Company has leasing arrangements with various lessors’ which provided financing principally for third party software licenses and data center equipment.  The lease terms range from twenty-four to thirty-six months with an end of term purchase option of $1.00.  The founder and officers of the Company have provided personal guarantees under these agreements.  The gross amount of the capital leases recorded under capital leases totaled $1,470,344 as of June 30, 2011 and accumulated depreciation was $633,329 as of June 30, 2011.

At June 30, 2011, future payments under capital leases and minimum payments under non-cancelable capital leases are as follows:

Minimum future payments of principal	432,388
Less current portion	250,402
Long-term portion	$181,986

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring after the balance sheet date.  Based on this evaluation, the Company has determined that no subsequent events, except for the matter discussed below, have occurred which require disclosure in the financial statements.

On August 5, 2011, pursuant to an Asset Purchase Agreement, dated July 14, 2011, with Warwick Valley Networks, Inc., a wholly-owned subsidiary of Warwick Valley Telephone Company, the Company sold substantially all its assets and certain liabilities in exchange for cash and stock with a potential combined value of approximately $17 million.